Exhibit 99

FOR IMMEDIATE RELEASE

FOR: QUIXOTE CORPORATION
CONTACT:	Daniel P. Gorey Chief Financial Officer Joan R. Riley Director of Investor Relations (312) 467-6755	Investor Relations: Christine Mohrmann/Lindsay Hatton Financial Dynamics (212) 850-5600

QUIXOTE CORPORATION ACQUIRES PEEK TRAFFIC BUSINESS AND
REVISES SECOND QUARTER GUIDANCE

•	Quixote acquires $25 million supplier of intersection control systems, advanced vehicle classification products, and red light enforcement products
•	Acquisition provides important synergies with existing Quixote businesses and access to valuable new markets

CHICAGO, IL, December 11, 2003 -- Quixote Corporation (Nasdaq: QUIX) announced today that it has acquired substantially all of the assets and assumed certain liabilities of the North American operations of Peek Corporation, a worldwide supplier of transportation safety solutions.  The $15.4 million purchase price consists of $10.9 million in cash and $4.5 million in Quixote common stock (180,723 shares valued at $24.90 per share).  The acquired business, now known as Peek Traffic Corporation, had revenues of approximately $25 million for the twelve months ended November 30, 2003.

Headquartered in Palmetto, Florida, Peek Traffic was a pioneer in traffic systems dating back almost 90 years to the first electric traffic signal installed in North America.  It is a major supplier of intersection control systems, advanced vehicle detection and classification products and automated red light enforcement systems.  Peek Traffic sells its products predominantly through a network of over 20 distributors.

Leslie J. Jezuit, Chairman and Chief Executive Officer of Quixote commented, “The acquisition of Peek Traffic Corporation represents another important step in Quixote’s progress toward becoming the one-stop shop for transportation safety solutions. This acquisition provides us with complementary intersection control products with a large installed base, exciting new products, an experienced distribution channel to better penetrate the city, county and municipal markets as well as the opportunity for operational efficiencies.”

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Mr. Jezuit continued, “Peek’s NEMA-type traffic controllers together with U.S. Traffic’s CALTRANS-based products give Quixote a full spectrum of product offerings to address all traffic control needs in the North American marketplace. This full complement of products combined with a strong group of distributors give us significant opportunities to better penetrate our market.  In addition, we are particularly excited about Peek’s red light enforcement product line which we believe has significant growth potential. This system of cameras, software and back-office operations addresses the growing desire of municipalities to maintain safety at intersections where thousands of accidents and injuries are caused by red light violations.”

“From an operational standpoint, we expect to achieve a number of cost efficiencies as a result of this acquisition.  The added size and scale of our combined $75 million U.S. Traffic and Peek Traffic businesses should lead to volume efficiencies and savings.  Also, as Peek Traffic currently outsources most components for its products, we have the opportunity to improve gross margins by leveraging our high degree of vertical integration at U.S. Traffic.”

“While we remain enthusiastic about our business prospects over the longer term, we continue to feel the negative effects of the postponement of a federal highway bill.  At the same time, state budgetary constraints continue as many states encounter budget deficits. We believe these factors may have resulted in a delay of orders from our customers. Currently, we expect sales for our second quarter to decline approximately 15% organically from the second quarter last year.  This 15% decline is due, in part, to a particularly difficult year-over-year comparison, as last year’s record second quarter results had the top-line benefit of two significant shipments totaling $2.8 million that we were not able to replace in this year’s second quarter.  As a result, we believe it is necessary to revise our previous guidance for the second quarter to a range of $0.05 and $0.07 per diluted share.”

Mr. Jezuit concluded, “While our short-term performance is being adversely affected by a difficult environment, we remain confident that our strategy will result in excellent returns for our shareholders over the long term. The acquisition of Peek Traffic is yet another important step in advancing this strategy. We look forward to working with the talented team at Peek Traffic to realize the many benefits of this transaction.”

Quixote Corporation will be hosting a telephone conference call at 11 a.m. EST today, December 11, 2003, to discuss this acquisition in more detail.  This conference call will be broadcast simultaneously over the Internet at www.quixotecorp.com and can be listened to by clicking the icon on the Company’s homepage.  A replay of the call will be available beginning at approximately 1 p.m. EST until December 18, 12 a.m. EST.  To access the replay, dial (800) 642-1687 and enter passcode 4438765.

Quixote Corporation, (www.quixotecorp.com), through its wholly-owned subsidiary, Quixote Transportation Safety, Inc., is the world’s leading manufacturer of energy-absorbing highway crash cushions, electronic wireless measuring and sensing devices, weather forecasting stations, computerized highway advisory radio transmitting systems, intelligent intersection control systems, mobile and permanent variable electronic message signs, flexible post delineators and other highway safety products.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the Company’s Form 10-K for its fiscal year ended June 30, 2003, under the caption “Forward-Looking Statements” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, which discussion is incorporated herein by this reference. Other factors may be described from time to time in the Company’s public filings with the Securities and Exchange Commission, news releases and other communications.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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